UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

SULPHCO, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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SulphCo, Inc.
4333 W. Sam Houston Pkwy N., Suite 190
Houston, Texas 77043
www.sulphco.com

NOTICE OF THE 2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 17, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of SulphCo, Inc., a Nevada corporation (the “Company”). The annual meeting will be held on Wednesday, June 17, 2009 at 9:30 a.m. Eastern Standard Time at the offices of K&L Gates LLP at 599 Lexington Avenue, New York, NY 10022, for the following purposes:

1.	To elect three directors to serve for one year or until the next annual meeting of stockholders;

2.	To amend the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock, par value $0.001, from 110,000,000 shares to 150,000,000 shares;

3.	To approve an amendment to the Company’s 2008 Omnibus Long-Term Incentive Plan (the “2008 LTIP”) to increase the number of shares available for issuance thereunder from 2,250,000 to 7,250,000;

4.	To ratify the Audit Committee’s appointment of Hein & Associates LLP as the Company’s independent registered public accountants for fiscal year 2009; and

5.	To conduct any other business properly brought before the annual meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the annual meeting is April 20, 2009. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment or postponement thereof. A list of the stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose reasonably related to the annual meeting during ordinary business hours in the office of the Secretary of the Company during the ten days prior to the annual meeting.

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the proxy card as promptly as possible in order to ensure your representation at the annual meeting. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors,

/s/ Larry D. Ryan
Larry D. Ryan
Chief Executive Officer
Houston, Texas

April __, 2009

Important Notice Regarding the Availability of Proxy Materials for the annual meeting of stockholders to be held on June 17, 2009: The Proxy Statement for the annual meeting and the Annual Report on Form 10-K for the year ended December 31, 2008 are available at http://________________.

SulphCo, Inc.

4333 W. Sam Houston Pkwy N., Suite 190
Houston, Texas 77043
www.sulphco.com

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 17, 2009

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

This proxy statement and the proxy card are being furnished to you because the Board of Directors (the “Board”) of SulphCo, Inc. (sometimes referred to as the “Company,” “SulphCo,” “us” or “our”) is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the proxy card, which is available at http://_______________. The approximate date on which the proxy statement and accompanying materials are intended to be sent or made available to the stockholders is April 28, 2009.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 20, 2009 (the “Record Date”), will be entitled to vote at the annual meeting. On the Record Date, there were _____________ shares of Common Stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If on the Record Date, your shares were registered directly in your name with our transfer agent, Integrity Stock Transfer, Inc., then you are a stockholder of record.  If you are a stockholder of record, you may vote in person at the annual meeting, or vote by proxy using the proxy card. Whether or not you plan to attend the annual meeting, we ask you to fill out and return the proxy card, which is available at http://______________, if you wish to have your vote recorded. You may still attend the annual meeting and vote in person if you have already voted by proxy.

1.	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

2.
To vote using the proxy card, simply print the proxy card, complete, sign and date the proxy card and return it promptly. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name’’ and you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. Simply complete and mail the proxy card or follow the instructions included with the proxy materials to vote by telephone or internet to ensure that your vote is counted. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

What am I voting on?

There are four matters scheduled for a vote:

1.	The election of three directors for a term of one year or until the next annual meeting of stockholders;

2.	An amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock, par value $0.001, from 110,000,000 shares to 150,000,000 shares;

3.	An amendment to the Company’s 2008 Omnibus Long-Term Incentive Plan (“2008 LTIP”) to increase the number of shares available for issuance thereunder from 2,250,000 to 7,250,000; and

4.	The ratification of the Audit Committee’s appointment of Hein & Associates LLP as the Company’s independent registered public accountants for fiscal year 2009.

How do I vote?

You may either vote “For” all nominees to the Board of Directors or you may withhold from voting for any nominee you specify.  For all of the other matters to be voted on, you may vote “For”, “Against” or abstain from voting.

Do I have appraisal or dissenters’ rights with respect to any of the matters to be voted upon?

No, under Nevada law, stockholders do not have rights of appraisal or similar rights of dissenters’ with respect to any matter to be voted upon herein.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” all of the matters to be voted on. If any other matter is properly presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

The Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. You may revoke your proxy in any one of three ways:

1.	You may submit another properly completed proxy bearing a later date.

2.	You may send a written notice that you are revoking your proxy to SulphCo’s Secretary at 4333W. Sam Houston Pkwy N., Suite 190 Houston, Texas 77043.

3.	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be delivered in writing by December 29, 2009, to the Company’s Secretary at 4333 W. Sam Houston Pkwy N., Suite 190 Houston, Texas 77043.  Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy materials must do so between February 12, 2010 and March 14, 2010, provided that if the 2010 annual meeting is held before May 18, 2010 or after July 19, 2010, the proposal must be received by us either 90 days prior to the actual meeting date or 10 days after we first publicly announce the meeting date, whichever is later.  Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” votes, “Against” votes, abstentions and broker non-votes. Abstentions will be counted toward the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted toward the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If the broker or nominee is not given specific instructions, shares held in the name of such broker or nominee may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

How many votes are needed to approve each proposal?

•	For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	For the approval of the amendment to the Company’s Articles of Incorporation, a majority of the shares of common stock issued and outstanding must be voted in favor of the proposal.

•
For the approval of the amendment to the Company’s 2008 LTIP, a majority of the shares of common stock represented in person or by proxy and entitled to vote at the annual meeting must be voted in favor of the proposal.

•	For the ratification of the auditors, a majority of the shares of common stock represented in person or by proxy and entitled to vote at the annual meeting must be voted in favor of the proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the Record Date, there were __________ shares of Common Stock outstanding and entitled to vote. Thus ________ shares of Common Stock must be represented by stockholders present at the annual meeting or by proxy to have a quorum. Your shares will be counted toward the quorum only if you submit a valid proxy vote or vote at the annual meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, a majority of the votes present at the annual meeting may adjourn the annual meeting to another date.

How can I find out the results of the voting at the annual meeting?

Voting results will be published in the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2009.

Interest of Certain Persons in Matters to be Acted Upon.

Each of the Company’s directors and executive officers has an interest in the proposed amendment to the 2008 LTIP, as they are participants in the 2008 LTIP.  Please see Proposal No. 3 on page 9 for additional information.  None of the Company’s directors or executive officers has any substantial interest, direct or indirect, by security holdings or otherwise, in any other matter to be acted upon at the annual meeting.

PROPOSAL NO. 1 – ELECTION OF THREE DIRECTORS

SulphCo’s Board is currently comprised of eight members divided into three classes: Class I, Class II and Class III.  On March 27, 2009, the Board adopted an amendment to our bylaws to eliminate the staggered board structure established in April 2008.  In order to effectuate this change and to respect the decision of the stockholders in electing the directors to their various respective terms at the 2008 annual meeting of stockholders, Class I directors and new Board member nominees standing for election at the 2009 annual meeting of stockholders will be elected for only a term of one year.

The term of the Class II directors will terminate at the 2010 annual meeting of stockholders, at which time they or their duly appointed successors will stand for election for only a term of one year.  The Class II directors are Dr. Hannes Farnleitner and Edward G. Rosenblum.  Similarly, the term of the Class III directors will terminate at the 2011 annual meeting of stockholders, at which time they or their duly appointed successors will stand for election for only a term of one year.  The Class III directors are Michael T. Heffner, Lawrence G. Schafran and Robert H. C. van Maasdijk.

The Board has recommended for election at the 2009 annual meeting of stockholders the following persons:

Dr. Larry D. Ryan

Edward E. Urquhart

Fred S. Zeidman

If elected at the annual meeting, these directors would serve until the 2010 annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Dr. Larry D. Ryan, Edward E. Urquhart and Fred S. Zeidman. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each of Dr. Larry D. Ryan, Edward E. Urquhart and Fred S. Zeidman has agreed to serve if elected, and we have no reason to believe that they will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH NAMED NOMINEE.

Our directors and nominees, their ages as of March 31, 2009, positions with SulphCo, the dates of their initial election or appointment as director are as follows:

Name	Age	Position With the Company	Served From

Dr. Larry D. Ryan (1)	37	Chief Executive Officer, Director	January 2007

Robert H. C. van Maasdijk	64	Chairman of the Board, Director	April 2005

Dr. Hannes Farnleitner	69	Director	November 2005

Edward E. Urquhart (1)	41	Director	August 2006

Lawrence G. Schafran	70	Director	December 2006

Edward G. Rosenblum	64	Director	August 2007

Michael T. Heffner	63	Director	January 2007

Fred S. Zeidman (1)	63	Director	August 2008

(1)	These directors have been nominated for re-election to the Board at the 2009 annual meeting of stockholders.

Dr. Larry D. Ryan, our Chief Executive Officer and a director, was a senior executive leader at General Electric Company, GE Advanced Materials Division from 1998 to January 2007. His last role within GE was in the capacity of Business Manager, Elastomers, and RTV AMR. Dr. Ryan has a Ph.D. in Chemical Engineering from the University of Delaware, a Six-Sigma Blackbelt certification, and a long history of working with chemical process-dependent technologies. He is a graduate of the General Electric Edison Engineering Development Program, a technical leadership program focused on process engineering projects and product quality improvements. Dr. Ryan has served as our Chief Executive Officer since January 2007 and as a director since February 2007.

Robert H. C. van Maasdijk, Chairman of the Board since January 2007 and a director since April 2005, is also the Chairman of Mulier Capital, an investment bank. During 2006, he sold Attica Alternative Investment Fund, Ltd., a private investment fund, of which he was Chairman and CEO and had headed since 1999. For the previous 16 years, he served as Managing Director and CEO of Lombard Odier Investment Portfolio Management Ltd. Over his 36-year career, he has held executive, portfolio management and research positions with Ivory & Sime, Edinburgh; Banque Lambert, Brussels; Pierson Heldring Pierson, Amsterdam; and with Burham and Company, New York.

In 2008, a default verdict was entered against Mr. van Maasdijk in an involuntary bankruptcy proceeding arising from a commercial dispute, which was initiated against him in the United Kingdom.  Mr. van Maasdijk has entered into an individual voluntary arrangement with his creditors and filed an application with the Winchester County Court (the “Court”) to formally annul the bankruptcy.  Mr. van Maasdijk’s application was heard by the Court on April 6, 2009 at which time the Court annulled the bankruptcy.

Dr. Hannes Farnleitner, a director since November 2005, is a former federal minister for economic affairs for the country of Austria. Dr. Farnleitner has served in policy-making roles in Austria involving economics and international trade for more than 40 years. Since 2002, he has served as a member of the Convent of the European Union and a representative of the Federal Chancellor of Austria.

Edward E. Urquhart, a director since August 2006, is the Chief Executive Officer of Märkisches Werk Halver, GmbH (“MWH”), Halver, Germany, the world's leading supplier of components and systems for large diesel and gas engines operating within the marine transportation, oil & gas distribution, stationary power generation, locomotive and cruise industries. Mr. Urquhart has been the CEO of MWH since July 2003 and is responsible for all aspects of managing the MWH worldwide family of companies in Germany, USA, Korea, Japan, and China. Prior to his current position, he was the CEO of Maerkisches Werk of North America Inc.  MWH is a significant vendor to the Company.

Lawrence G. Schafran, a director and Audit Committee Chairman since December 2006, has extensive experience in the financial markets, complex litigation and corporate governance, and is a member of the Board of Directors of other U. S. publicly-traded companies.  Mr. Schafran currently is a Managing Director of Providence Capital, Inc., a private New York City based activist investment firm, specializing in small-cap mining and oil/gas exploration firms. He has held this position since July 2003.  From 1999 through 2002, Mr. Schafran served as Trustee, Chairman/Interim-CEO/President and Co- Liquidating Trustee of the Special Liquidating Trust of Banyan Strategic Realty Trust. He also currently serves as a director of RemoteMDx, Inc., Tarragon Corporation, National Patent Development Corp., New Frontier Energy, Inc., and DollarDays International, Inc.  Mr. Schafran received a Bachelor of Arts Degree in Finance and a Masters Degree in Business Administration from the University of Wisconsin.

Edward G. Rosenblum, a director since August 2007, is a founding partner of the law firm of Rosenblum, Wolf & Lloyd, P.A., specializing in the area of property taxation and eminent domain. During his legal career, Mr. Rosenblum has had extensive exposure to the oil industry, handling refinery valuation cases involving Texaco, Coastal, Chevron and CITGO and serving as U.S. counsel for a publicly held British company which owned, operated and acquired bulk liquid storage terminals in the United States.

Michael T. Heffner, a director since January 2007, retired from an executive position in BP in 2001 after 20 years with the company. From 1996 to 2001, he was President of BP Algeria, responsible for overseeing a $5 billion division comprising a petroleum-producing property and two natural gas developments in Algeria. Previously, he served as joint venture manager in Colombia, managing partner relationships with the Colombian State Oil Company and private partners Total and Triton for a $2 billion Colombian oil and gas development. During his career, he also served as BP's health, safety and environmental manager for the Western hemisphere. Prior to working at BP, Mr. Heffner spent ten years with the Bechtel Corporation, where he served in a variety of cost, planning and construction roles in that company's petrochemical division in the U.S. and Canada.

Fred S. Zeidman, a director since August 2008, has held leadership positions in a number of energy related companies.  He is the former Chairman of the Board of Houston-based Seitel, Inc., a leading provider of seismic data and related geophysical expertise to the petroleum industry. He also served as Chairman of the Board of Unibar Corporation, the largest domestic independent drilling fluids company, until its sale in 1991 to Anchor Drilling Fluids. He currently serves as Interim President for Nova Biosource Fuels, Inc. (NYSE-Amex listed), a refiner and marketer of renewable biodiesel fuel products. Mr. Zeidman is also a Senior Director for Governmental Affairs at Greenberg Traurig's Washington D.C. law office.

PROPOSAL NO. 2

AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 110,000,000 TO 150,000,000

The Board has determined that it would be in the best interests of the Company to increase the number of authorized shares of the Company’s common stock, par value $0.001, from 110,000,000 shares to 150,000,000 shares. The proposed amendment to the Company’s Articles of Incorporation is attached hereto as Exhibit A.

Purpose for the Amendment

The increase in the number of authorized shares of the Company’s common stock would provide the Company with greater flexibility with respect to its capital structure for the purposes of additional equity financings.   Additionally, the increase would provide the Company with an enhanced ability to incentivize directors, employees and consultants and tie their interests closer to those of our stockholders through the issuance of awards under the Company’s 2008 LTIP. The issuance of additional shares of common stock may, depending upon the circumstances under which these shares are issued, reduce stockholders' equity per share and may reduce the percentage ownership of stock by existing stockholders.

It is not the present intention of the Board to seek stockholder approval prior to any issuance of shares of common stock that would become authorized by the amended Articles of Incorporation unless otherwise required by law or the NYSE-Amex regulations.  When issued, the additional shares of common stock authorized by the amended Articles of Incorporation will have the same rights and privileges as the shares of common stock currently authorized and outstanding. Holders of common stock have no preemptive rights and, accordingly, stockholders would not have any preferential rights to purchase any of the additional shares of common stock when additional shares are issued.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION AS DESCRIBED ABOVE.

PROPOSAL NO. 3
 APPROVAL OF AN AMENDMENT TO THE SULPHCO, INC.  2008 OMNIBUS LONG-TERM INCENTIVE PLAN

On March 11, 2009, the Board of Directors unanimously approved, subject to stockholder approval, an amendment to the Company’s 2008 Omnibus Long-Term Incentive Plan (the “2008 LTIP”) to increase the number of shares of common stock available for awards under the 2008 LTIP from 2,250,000 to 7,250,000 as described below.

The 2008 LTIP, which was originally approved by the Company’s stockholders in February 2008, was established to provide the Company with a mechanism to grant stock options and other stock awards to directors, employees and consultants as an incentive and to tie their interests closer to those of our stockholders. In addition, the Board believes it is important to have reserved a sufficient number of shares to support stock option grants and awards for the foreseeable future.

New Plan Benefits

The following table sets forth the benefits and amounts that will be received under the 2008 LTIP by the Company’s executive officers, non-executive directors as a group and non-executive officer employees as a group, if this Proposal No. 3 is adopted. Note that this table only provides information with respect awards under the 2008 LTIP that have been approved as of the date of this Proxy Statement.

SulphCo, Inc. 2008 Omnibus Long-Term Incentive Plan

Name and Position	Dollar Value ($) (1)	Number of Units
Dr. Larry D. Ryan, Chief Executive Officer (2)	$74,672	100,000
Stanley W. Farmer, Vice President and Chief Financial Officer	-	-
M. Clay Chambers, Chief Operating Officer	-	-
Dr. Florian J.Schattenmann, Vice President and Chief Technical Officer	-	-
Executive Group	$74,672	100,000
Non-Executive Director Group (3)	$531,072	711,202
Non-Executive Officer Employee Group	-	-

(1)
The value of option awards was calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) and represents compensation expense that will be recognized for financial statement reporting purposes related to option awards made during each respective period, disregarding any estimate of forfeitures relating to service-based vesting provisions included in such accounting expense.  The methodology used to determine the stock award compensation costs is further discussed in the 2008 Annual Report on Form 10-K filed by the Company on March 6, 2009, under the headings Stock Plans and Share-Based Compensation (Note 13).

(2)
Dr. Larry D. Ryan was granted options to acquire an aggregate of 100,000 shares of the Company’s common stock subject to stockholder approval of this Proposal No. 3.  If this Proposal No. 3 is not adopted, the option grant to Dr. Ryan will be cancelled and the Board will decide upon appropriate alternative compensation for Dr. Ryan.

(3)
Options to acquire an aggregate of 711,202 shares of the Company’s common stock were granted to the Company’s Board of Directors as consideration in lieu of the remaining annual cash retainer otherwise due each member of the Board of Directors. This amount represents 75% of the amount owed for the annual cash retainer. If this Proposal No. 3 is not adopted, the options will be cancelled and the members of the Board of Directors will receive the remaining amount of their annual retainer in cash.

The following is a summary of the material provisions of the 2008 LTIP, but is not intended to be a complete description of all of its terms and provisions.  This description is qualified by reference to the 2008 LTIP  plan document, which is incorporated herein by reference to Exhibit B to the Company’s definitive proxy statement on Form DEF 14A filed with the Commission on January 8, 2008.  All capitalized terms not defined herein shall have the same meaning ascribed to them in the 2008 LTIP plan document.  The proposed amendment to the 2008 LTIP is attached hereto as Exhibit B.

Summary Description of the 2008 LTIP

Purpose

The 2008 LTIP is intended to enhance the Company’s and its Affiliates’ ability to attract and retain highly qualified officers, directors, key employees and other persons, and to motivate such officers, directors, key employees and other persons to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the 2008 LTIP provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock and cash awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof. Stock options granted under the 2008 LTIP may be non-qualified stock options or incentive stock options, as provided herein.

Administration of the Plan

The Board, or at the Board’s discretion, the Compensation Committee (the “Committee”), shall have such powers and authority related to the administration of the 2008 LTIP as are consistent with the Company’s Articles of Incorporation and Bylaws and applicable law. The Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the 2008 LTIP, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the 2008 LTIP that the Committee deems to be necessary or appropriate to the administration of the 2008 LTIP.  The interpretation and construction by the Committee of any provision of the 2008 LTIP, any Award or any Award Agreement shall be final, binding and conclusive.

Eligibility

Awards may be granted to any employee, officer or director of the Company or an Affiliate, or a consultant or adviser currently providing services to the Company or an Affiliate, as the Committee shall determine and designate from time to time in its discretion.

Stock Issuable

If this Proposal No. 3 is adopted,  the maximum number of shares of Common Stock available for issuance under the 2008 LTIP shall be 7,250,000.  All such shares of Common Stock available for issuance under the 2008 LTIP shall be available for issuance as Incentive Stock Options.  Common Stock issued or to be issued under the 2008 LTIP shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company.  The maximum number of shares of Common Stock that may be awarded to any one Grantee during any calendar year shall not exceed 450,000.

Vesting

Each Option shall become exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement. Fractional numbers of shares of Common Stock subject to an Option shall be rounded down to the next nearest whole number.

Transferability

The 2008 LTIP provides, with limited exceptions, that during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetence, the Grantee’s guardian or legal representative) may exercise an Option. With limited exceptions, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

Option Price

The Option Price of each Option shall be fixed by the Committee and stated in the related Award Agreement. The Option Price of each Incentive Stock Option shall be at least the Fair Market Value of a share of Common Stock on the Grant Date; provided, however, that (i) in the event that a Grantee is a Ten (10) Percent Stockholder as of the Grant Date, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Common Stock on the Grant Date, and (ii) with respect to Awards made in substitution for or in exchange for awards made by an entity acquired by the Company or an Affiliate, the Option Price does not need to be at least the Fair Market Value on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Common Stock.

Term

Unless otherwise specified in the Award Agreement, each Option shall terminate, and all rights to purchase shares of Common Stock there under shall cease, on the tenth (10th) anniversary of the Grant Date, or under such circumstances and on such date prior thereto as is set forth in the 2008 LTIP or as may be fixed by the Committee and stated in the related Award Agreement; provided, however, that in the event that the Grantee is a Ten (10) Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option at the Grant Date shall not be exercisable after the fifth (5th) anniversary of the Grant Date.

Amendment and Termination

The Board may, at any time and from time to time, amend, suspend, or terminate the 2008 LTIP as to any Awards which have not been made. An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. No Awards shall be made after termination of the 2008 LTIP. No amendment, suspension, or termination of the 2008 LTIP shall, without the consent of the Grantee, impair rights or obligations under any Award theretofore awarded.

Certain Federal Income Tax Consequences of Awards Under the 2008 LTIP

Certain of the federal income tax consequences of the 2008 LTIP under current federal law, which is subject to change, are summarized in the following discussion, which deals with the general tax principles applicable to the 2008 LTIP. State and local tax consequences are beyond the scope of this summary.

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld (i) with respect to the vesting of or other lapse of restrictions applicable to an Award, (ii) upon the issuance of any shares of Common Stock upon the exercise of an Option, or (iii) pursuant to an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Affiliate, which may be withheld by the Company or the Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Affiliate to withhold shares of Common Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or the Affiliate shares of Common Stock already owned by the Grantee. The shares of Common Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Common Stock used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election may satisfy his or her withholding obligation only with shares of Common Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO THE SULPHCO, INC. 2008 OMNIBUS LONG-TERM INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER AS DESCRIBED ABOVE.

PROPOSAL NO. 4
RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has appointed Hein & Associates LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2009.  Services provided to the Company by Hein & Associates LLP in fiscal year 2008 are described under “Fees to Independent Registered Public Accountants” below.

We are asking our stockholders to ratify the selection of Hein & Associates LLP as our independent registered public accountants for fiscal year 2009. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Hein & Associates LLP to our stockholders for ratification as a matter of good corporate practice.

The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF HEIN & ASSOCIATES LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2009.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

CORPORATE GOVERNANCE

Board Meetings and Committees

During the fiscal year ended December 31, 2008, the Board met ten times, and during the fiscal year each Board member attended at least 75% of the aggregate of the Board meetings and meetings of committees on which he served. The Board of Directors has three standing committees; the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, each consisting solely of independent directors, all of whom satisfy the independence standards adopted by the NYSE-Amex.

Audit Committee

The Audit Committee is currently comprised of the following directors of the Company: Lawrence G. Schafran (Chair), Robert H. C. van Maasdijk and Michael T. Heffner, each of whom is independent, as independence is currently defined in applicable SEC and NYSE-Amex rules. During the fiscal year ended December 31, 2008, the Audit Committee met six times. The Board has determined that Mr. Schafran and Mr. van Maasdijk each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Schafran’s and Mr. van Maasdijk’s level of knowledge and experience based on a number of factors, including their formal education and experience.

The Audit Committee is responsible for overseeing the Company’s corporate accounting, financial reporting practices, audits of financial statements and the quality and integrity of the Company’s financial statements and reports. In addition, the Audit Committee oversees the qualifications, independence and performance of the Company’s independent auditors. In furtherance of these responsibilities, the Audit Committee’s duties include the following: evaluating the performance of and assessing the qualifications of the independent auditors; determining and approving the engagement of the independent auditors to perform audit, review and attest services and performing any proposed permissible non-audit services; evaluating employment by the Company of individuals formerly employed by the independent auditors and engaged on the Company’s account and any conflicts or disagreements between the independent auditors and management regarding financial reporting, accounting practices or policies; discussing with management and the independent auditors the results of the annual audit; reviewing the financial statements proposed to be included in the Company’s annual report on Form 10-K; discussing with management and the independent auditors the results of the auditors’ review of the Company’s quarterly financial statements; conferring with management and the independent auditors regarding the scope, adequacy and effectiveness of internal auditing and financial reporting controls and procedures; and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting control and auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee operates under the written Audit Committee Charter adopted by the Board in 2004, a copy of which may be obtained by writing the Secretary of the Company at 4333 W. Sam Houston Pkwy N., Suite 190, Houston, Texas 77043. A current copy of the Audit Committee Charter is also available on the Company’s website at http://www.sulphco.com. The Report of the Audit Committee is included elsewhere in this proxy statement.

Compensation Committee

The Compensation Committee is currently comprised of the following directors of the Company: Fred S. Zeidman (Chair), Edward G. Rosenblum, Lawrence G. Schafran and Dr. Hannes Farnleitner. Each director is independent under applicable SEC and NYSE-Amex rules. During the fiscal year ended December 31, 2008, the Compensation Committee met two times. The Compensation Committee reviews and, as it deems appropriate, recommends to the Board policies, practices and procedures relating to the compensation of the officers and other managerial employees and the establishment and administration of employee benefit plans. It advises and consults with the officers of the Company as may be requested regarding managerial personnel policies. The Compensation Committee also has such additional powers as may be conferred upon it from time to time by the Board. The Compensation Committee operates under the written Compensation Committee Charter adopted by the Board in 2007, a copy of which may be obtained by writing the Secretary of the Company at 4333 W. Sam Houston Pkwy N., Suite 190, Houston, Texas 77043. A current copy of the Compensation Committee Charter is also available on the Company’s website at http://www.sulphco.com. The Compensation Committee Report is included elsewhere in this proxy statement.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is currently comprised of Michael T. Heffner (Chair), Fred S. Zeidman, Dr. Hannes Farnleitner and Lawrence G. Schafran.  Each director is independent under applicable SEC and NYSE-Amex rules.  During the fiscal year ended December 31, 2008, the Corporate Governance and Nominating Committee met five times.  This committee’s responsibilities include:

•	evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	establishing a policy for considering stockholder nominees for election to our Board of Directors;

•	evaluating and recommending candidates for election to our Board of Directors;

•	overseeing our Board of Directors’ performance and self-evaluation process and developing continuing education programs for our directors;

•	reviewing our corporate governance principles and policies and providing recommendations to the Board regarding possible changes; and

•	reviewing and monitoring compliance with our code of ethics and our insider trading policy.

The Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and to its stockholders. Desired qualities to be considered include: high-level leadership experience in business or administrative activities, and significant accomplishment; breadth of knowledge about issues affecting the Company; proven ability and willingness to contribute special competencies to Board activities; personal integrity; loyalty to the Company and concern for its success and welfare; willingness to apply sound and independent business judgment; awareness of a director’s vital role in assuring the Company’s good corporate citizenship and corporate image; no present conflicts of interest; availability for meetings and consultation on Company matters; enthusiasm about the prospect of serving; willingness to assume broad fiduciary responsibility; and willingness to become a Company stockholder.

The Corporate Governance and Nominating Committee considers all nominees for election as directors of the Company, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. The Company does not pay a fee to any third party to identify or assist in identifying or evaluating potential nominees. In evaluating candidates, the committee reviews all candidates in the same manner, regardless of the source of the recommendation. The policy of the Corporate Governance and Nominating Committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described in the committee’s charter under “Composition of the Board of Directors, Evaluation and Nominating Activities.” A copy of the charter may be obtained by writing the Secretary of the Company at 4333 W. Sam Houston Pkwy N., Suite 190, Houston, Texas 77043. A current copy of the charter of the Corporate Governance and Nominating Committee is also available on the Company’s website at http://www.sulphco.com.

Director Nominations and Independence

The nomination process involves a careful examination of the performance and qualifications of each incumbent director and potential nominees before deciding whether such person should be nominated. The Board believes that the business experience of its directors has been, and continues to be, critical to the Company’s success. Directors should possess integrity, independence, energy, forthrightness, analytical skills and commitment to devote the necessary time and attention to the Company’s affairs. Directors must possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Board will generally consider all relevant factors, including, among others, each nominee’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to the Company, the availability of the nominee to devote sufficient time and attention to the affairs of the Company, the nominee’s reputation for personal integrity and ethics, and the nominee’s ability to exercise sound business judgment. Other relevant factors, including age and diversity of skills, will also be considered. Director nominees are reviewed in the context of the existing membership of the Board (including the qualities and skills of the existing directors), the operating requirements of the Company and the long-term interests of its stockholders. The Board uses its network of contacts when compiling a list of potential director candidates and may also engage outside consultants (such as professional search firms).

In addition, the Board of Directors reviews each nominee’s relationship with the Company in order to determine whether the nominee can be designated as independent.  The following members of our Board of Directors meet the independence requirements and standards currently established by the SEC and NYSE-Amex: Robert H. C. van Maasdijk, Dr. Hannes Farnleitner, Edward G. Rosenblum, Lawrence G. Schafran, Edward E. Urquhart, Fred S. Zeidman and Michael T. Heffner.

Policy Regarding Directors’ Attendance at Annual Meeting of Stockholders

The Board has not adopted a policy with respect to director attendance at annual meetings of stockholders. Directors are not compensated for attending an annual meeting of stockholders. However, directors are reimbursed for out-of-pocket expenses for attendance at an annual meeting of stockholders. The Board encourages each director to attend the annual meeting of stockholders, whether or not a Board meeting is scheduled for the same date. At the Company’s 2008 annual meeting of stockholders, all members of the Company’s Board of Directors were in attendance.

Stockholder Communications with the Board of Directors

A stockholder may contact one or more of the members of the Board of Directors in writing by sending such communication to the Secretary at 4333 W. Sam Houston Pkwy N., Suite 190, Houston, Texas 77043. The Secretary will promptly forward stockholder communications to the appropriate director or directors for review. Anyone who has a concern about the conduct of the Company or the Company’s accounting, internal accounting controls or auditing matters, may communicate that concern to the Secretary, the Chairman of the Board or any member of the Board of Directors at the Company’s address. We believe that the Board’s responsiveness to stockholder communications has been adequate. Communications that consist of stockholder proposals must instead follow the procedures set forth under “Stockholder Proposals” on page 38 of this Proxy Statement.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables present certain information as of March 31, 2009 regarding the beneficial ownership of our common stock by (i) each of our directors and executive officers individually, (ii) all of our directors and executive officers as a group, and (iii) all persons known by us to be beneficial owners of five percent or more of our common stock. A person has beneficial ownership over shares if the person has voting or investment power over the shares. Unless otherwise noted, the persons listed below have sole voting and investment power and beneficial ownership with respect to such shares.

Security Ownership of Certain Beneficial Owners

The following table presents the ownership of beneficial owners known to us who own more than five percent of our common stock as of March 31, 2009.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)

Common	Dr. Rudolf W. and Mrs. Doris Gunnerman	22,009,613	(2)	24.47%
	6601 Windy Hill Way, Reno, NV 89502

Common	Blizzard Capital Ltd.	6,000,000	(3)	6.67%
	Akara Bldg 24 Castro Street, Wickams Cay Rd, Town Tortola, Virgin Isles

(1)	The Percent of Class is based on 89,944,029 of the Company’s shares issued and outstanding as of March 31, 2009.

(2)
The share ownership of Dr. and Mrs. Gunnerman is reflected pursuant to the information contained in Schedule 13D/A, which was filed with the Commission on October 21, 2008. Of these shares 22,007,613 are subject to shared voting power between them. The voting power for the remaining 2,000 shares is held solely by Dr. Gunnerman.

(3)
The share ownership of Blizzard Capital Ltd. (“Blizzard”) is based solely upon previous transactions with the Company. Based on such transactions and without further investigation by the Company, Blizzard holds 4,000,000 million shares outright and warrants to acquire an additional 2,000,000 shares.

Security Ownership of Directors and Executive Officers

The following table shows the number of shares of our common stock beneficially owned as of March 31, 2009 by each nominee director, each incumbent director, the executive officers named in the “Summary Compensation Table” and all directors and executive officers as a group.  None of such shares are pledged as security.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)

Common	Robert H. C. van Maasdijk	436,011	(2)	0.48%
Common	Dr. Hannes Farnleitner	279,150	(3)	0.31%
Common	Edward E. Urquhart	377,650	(4)	0.42%
Common	Lawrence G. Schafran	395,580	(5)	0.44%
Common	Michael T. Heffner	335,103	(6)	0.37%
Common	Edward G. Rosenblum	558,585	(7)	0.62%
Common	Fred S. Zeidman	170,786	(8)	0.19%
Common	Dr. Larry D. Ryan	283,333	(9)	0.32%
Common	M. Clay Chambers	80,000	(10)	0.09%
Common	Stanley W. Farmer	127,500	(11)	0.14%
Common	Dr. Florian J. Schattenmann	25,000	(12)	0.03%
Common	Brian J. Savino	66,666	(13)	0.07%

Common	All Directors and Current/Former Executive Officers as a group (12 persons)	3,135,364		3.48%

(1)
Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities. Shares of common stock which may be acquired by a beneficial owner upon exercise or conversion of warrants, options or rights which are currently exercisable or exercisable within 60 days of March 31, 2009, are included in the table as shares beneficially owned and are deemed outstanding for purposes of computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, to our knowledge, the persons named in the table above have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.  The Percent of Class is based on 89,944,029 of the Company’s shares issued and outstanding as of  March 31, 2009.

(2)
Mr. van Maasdijk owns all of the shares outright with the exception of options to acquire 340,674 shares. If proposal No. 3 is adopted, an option to acquire 129,310 shares will be issued to Mr. van Maasdijk.

(3)
Dr. Farnleitner owns all of the shares outright, with the exception of options to purchase 189,767 shares. If proposal No. 3 is adopted, an option to acquire 86,206 shares will be issued to Dr. Farnleitner.

(4)	Mr. Urquhart owns all of the shares outright, with the exception of options to purchase 339,767 shares. If proposal No. 3 is adopted, an option to acquire 86,206 shares will be issued to Mr. Urquhart.

(5)
Mr. Schafran owns all of the shares outright, with the exception of options to purchase 302,720 shares. If proposal No. 3 is adopted, an option to acquire 107,758 shares will be issued to Mr. Schafran.

(6)	Mr. Heffner owns all of the shares outright, with the exception of options to purchase 302,720 shares. If proposal No. 3 is adopted, an option to acquire 107,758 shares will be issued to Mr. Heffner.

(7)
Mr. Rosenblum owns all of the shares outright with the exception of (i) options to purchase 396,568 shares; (ii) an option to acquire 43,617 shares upon conversion of a convertible note; (iii) an option to purchase 7,700 shares held by daughter Michelle Rosenblum;  (iv) 2,000 shares owned in a custodial account for the benefit of daughter, Michelle Rosenblum; (v) an option to purchase 7,700 shares held by daughter Deborah Rosenblum; and (vi) 1,000 shares owned in a custodial account for the benefit of daughter, Deborah Rosenblum.  If proposal No. 3 is adopted, an option to acquire 86,206 shares will be issued to Mr. Rosenblum.

(8)	Mr. Zeidman has options to acquire 170,086 shares. If proposal No. 3 is adopted, an option to acquire 107,758 shares will be issued to Mr. Zeidman.

(9)
Dr. Ryan has options to acquire 850,000 shares of which 283,333 are exercisable within 60 days of March 31, 2009.   If proposal No. 3 is adopted, an option to acquire 100,000 shares will be issued to Dr. Ryan.

(10)	Mr. Farmer has options to acquire 240,000 shares, of which 127,500 are exercisable within 60 days of March 31, 2009.

(11)	Mr. Chambers has options to acquire 180,000 shares, of which 80,000 are exercisable within 60 days of March 31, 2009.

(12)	Dr. Schattenmann has options to acquire 175,000 shares, of which 25,000 are exercisable within 60 days of March 31, 2009.

(13)	Mr. Savino has an option to acquire 66,666 shares which is exercisable within 60 days of March 31, 2009. Mr. Savino resigned from the Company effective March 8, 2008.

Legal Proceedings

There are various claims and lawsuits pending against the Company arising in the ordinary course of the Company’s business. Although the amount of liability, if any, against the Company is not reasonably estimable, the Company is of the opinion that these claims and lawsuits will not materially affect the Company’s financial position. We have and will continue to devote significant resources to our defense as necessary.

The following paragraphs set forth the status of litigation as of March 31, 2009.

Clean Fuels Litigation

In Clean Fuels Technology v. Rudolf W. Gunnerman, Peter Gunnerman, RWG, Inc. and SulphCo, Inc., Case No. CV05-01346 (Second Judicial District, County of Washoe) the Company, Rudolf W. Gunnerman, Peter Gunnerman, and RWG, Inc., were named as defendants in a legal action commenced in Reno, Nevada.  The plaintiff, Clean Fuels Technology later assigned its claims in the lawsuit to EcoEnergy Solutions, Inc., which entity was substituted as the plaintiff.  In general, the plaintiff’s alleged claims relate to ownership of the “sulfur removal technology” originally developed by Professor Teh Fu Yen and Dr. Gunnerman with financial assistance provided by Dr. Gunnerman, and subsequently assigned to the Company.  On September 14, 2007, after a jury trial and extensive post-trial proceedings, the trial court entered final judgment against the plaintiff EcoEnergy Solutions, Inc. on all of its claims.  As per the final judgment, all of the plaintiff’s claims were resolved against the plaintiff and were dismissed with prejudice.  In addition, the trial court entered judgment in favor of the Company and against the plaintiff for reimbursement of legal fees and costs of approximately $124,000, with post-judgment interest.  The plaintiff appealed the judgment on October 5, 2007.  On December 19, 2007, and as required by Nevada statute, the Company participated in a mandatory settlement conference at which time a settlement was not reached.  The appeal has been fully briefed, but no date has been set for oral arguments. No asset or liability has been accrued relative to this action.

Talisman Litigation

In Talisman Capital Talon Fund, Ltd. v. Rudolf W.Gunnerman and SulphCo, Inc., Case No. 05-CV-N-0354-BES-RAM, the Company and Rudolf W. Gunnerman were named as defendants in a legal action commenced in federal court in Reno, Nevada. The plaintiff’s claims relate to the Company's ownership and rights to develop its "sulfur removal technology." The Company regards these claims as without merit. Discovery in this case formally concluded on May 24, 2006. On September 28, 2007, the court granted, in part, the defendants' motion for summary judgment and dismissed the plaintiff's claims for bad faith breach of contract and unjust enrichment that had been asserted against Rudolf Gunnerman. The court denied the plaintiff's motion for partial summary judgment. The trial for this matter commenced on December 1, 2008 and continued through December 12, 2008.  The court recessed the trial on December 12, 2008 prior to hearing closing arguments.  Post trial briefs were filed with the court on February 20, 2009, closing arguments were heard on March 3, 2009, and the matter has been submitted for decision.  No liability has been accrued relative to this action.

Neuhaus Litigation

On October 20, 2006, Mark Neuhaus filed a lawsuit against the Company and Rudolf W. Gunnerman, Mark Neuhaus v. SulphCo, Inc., Rudolph W. Gunnerman, in the Second Judicial District Court, in and for the County of Washoe, Case No. CV06-02502, Dept. No. 1.  The lawsuit is based on a purported Non-Qualified Stock Option Agreement and related Consulting Agreement between Mark Neuhaus and the Company dated March of 2002 (the “Non-Qualified Stock Option Agreement”).  Mark Neuhaus claimed that according to the terms of the Non-Qualified Stock Option Agreement, he was granted an option to purchase three million (3,000,000) shares of the Company’s common stock at the exercise price per share of $0.01. On or about February of 2006, Mark Neuhaus attempted to exercise the option allegedly provided to him under the Non-Qualified Stock Option Agreement. At that time, the Company rejected Mr. Neuhaus’s attempt to exercise the option.  Thereafter, Mr. Neuhaus filed this lawsuit seeking to enforce the Non-Qualified Stock Option Agreement.

On July 9, 2008, the Company entered into a Confidential Settlement Agreement and Release with Mark Neuhaus (the “Settlement Agreement”), by which Mr. Neuhaus and the Company agreed to dismiss the respective legal proceedings each party had initiated on the other, and by which both parties agreed to a mutual release.  The total consideration paid by the Company to Mr. Neuhaus under the Settlement Agreement was $750,000, of which $250,000 was paid in cash and the remaining $500,000 was paid by issuance of 123,763 shares of the Company’s common stock to Mr. Neuhaus and 123,762 shares of the Company’s common stock to Mr. Neuhaus’ attorneys, Erickson, Thorpe & Swainston, Ltd, which amount was determined by dividing $500,000 by $2.02, the closing price of the Company’s stock on July 9, 2008.

Hendrickson Derivative Litigation

On January 26, 2007, Thomas Hendrickson filed a shareholder derivative claim against certain current and former officers and directors of the Company in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe. The case is known as Thomas Hendrickson, Derivatively on Behalf of SulphCo, Inc. v. Rudolf W. Gunnerman, Peter W. Gunnerman, Loren J. Kalmen, Richard L. Masica, Robert Henri Charles Van Maasdijk, Hannes Farnleitner, Michael T. Heffner, Edward E. Urquhart, Lawrence G. Schafran, Alan L. Austin, Jr., Raad Alkadiri and Christoph Henkel, Case No. CV07-00137, Dept. No. B6.  The complaint alleges, among other things, that the defendants breached their fiduciary duty to the Company by failing to act in good faith and diligence in the administration of the affairs of the Company and in the use and preservation of its property and assets, including the Company’s credibility and reputation.  The Company and the Board had intended to file a motion for dismissal with the court, based upon the plaintiff’s failure to make a demand upon the Board.  On July 10, 2007, the Company received notice that a stipulation (the “Stipulation”) of voluntary dismissal without prejudice had been entered, with an effective date of July 3, 2007, regarding this action.  The Stipulation provides that in connection with the dismissal of this action each of the parties will bear their own costs and attorney fees and thereby waive their rights, if any, to seek costs and attorney fees from the opposing party.  Further, neither the plaintiff nor his counsel has received any consideration for the dismissal of this action, and no future consideration had been promised.

In September of 2007, the Company’s Board of Directors received a demand letter (the “Hendrickson Demand Letter”) from Mr. Hendrickson’s attorney reasserting the allegations contained in the original derivative claim and requesting that the Board of Directors conduct an investigation of these matters in response thereto.  In response to the Hendrickson Demand Letter, the Company’s Board of Directors formed a committee comprised of three independent directors (the “Committee”) to evaluate the Hendrickson Demand Letter and to determine what action, if any, should be taken. The Committee retained independent counsel to advise it.

On September 2, 2008, the Company’s Board of Directors held a special meeting for the purpose of hearing and considering the Committee’s report and recommendation.  At that meeting, the Committee reported on its investigation and presented the Committee’s unanimous recommendation that no actions be brought by the Company based upon the matters identified in the Hendrickson Demand Letter.  The Board of Directors unanimously adopted the Committee’s recommendation.  SulphCo communicated this conclusion to Mr. Hendrickson’s counsel in mid-September 2008.

On November 6, 2008, Mr. Hendrickson re-filed the shareholder derivative claim in the 127th Judicial District Court of Harris County, Texas. The case is known as Thomas Hendrickson, Derivatively on Behalf of SulphCo, Inc. v. Rudolf W. Gunnerman, Peter W. Gunnerman, Loren J. Kalmen, Richard L. Masica, Robert Henri Charles Van Maasdijk, Hannes Farnleitner, Michael T. Heffner, Edward E. Urquhart, Lawrence G. Schafran, Alan L. Austin, Jr., Raad Alkadiri and Christoph Henkel, (No. 200866743).  The Company is currently in the process of responding to this litigation.  No liability has been accrued relative to this action.

Nevada Heat Treating Litigation

On November 29, 2007, Nevada Heat Treating, Inc. (“NHT”) filed a lawsuit against the Company, Nevada Heat Treating, Inc., d/b/a California Brazing, in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, Case No. CV07-02729.  In its complaint, NHT alleges trade secret misappropriation and breach of contract relative to certain information alleged to have been disclosed to the Company beginning in late 2006 and continuing through early 2007 pursuant to a consulting engagement with NHT.  Among other things, NHT is asserting that certain information, alleged to have been disclosed to the Company during the term of the consulting engagement, is the subject of a non-disclosure/confidentiality agreement executed at the inception of the consulting engagement.  NHT is contending that this certain information represents a trade secret that should no longer be available for use by the Company following the termination of the consulting engagement with NHT in the spring of 2007.  In connection with filing this action, NHT also filed a motion for preliminary injunction against the Company seeking to enjoin it from using certain information until the matter can be resolved through the courts. Hearings on the preliminary injunction motion took place on March 24 and 25, 2008, and May 8, 2008.  On May 8, 2008, the court ruled from the bench, at the conclusion of the hearing on the motion for preliminary injunction.  The court denied the plaintiff’s motion on grounds that the plaintiff had failed to demonstrate a probability of success on the merits of its claims.  On November 18, 2008, the Company accepted a formal settlement offer from NHT wherein it was agreed that NHT would dismiss its claims and each party would bear its own costs and fees, but that NHT would preserve any claims that it might have in the future relating to its patent application.  On March 2, 2009, the Company filed notice with the Court that it had accepted the formal settlement offer.  On April 1, 2009, the Court entered a judgment consistent with the terms of the formal settlement offer and the matter has been concluded.  No liability was accrued relative to this action.

Securities and Exchange Commission Subpoena

On February 25, 2008, the Company received a subpoena from the Denver office of the Securities and Exchange Commission (the “SEC”).  The subpoena formalizes virtually identical requests the Company received in May, June and August 2007 to which the Company responded to the request for voluntary production of documents and information, including financial, corporate, and accounting information related to the following subject matters:  Fujairah Oil Technology LLC, the Company’s restatements for the first three quarterly periods of 2006 and the non-cash deemed dividend for the quarter ended March 31, 2007, and information and documents related to certain members of former management, none of whom have been employed by the Company since March 2007.  We have been advised by the SEC that, despite the subpoena and formal order of investigation authorizing its issuance, neither the SEC nor its staff has determined whether the Company or any person has committed any violation of law.  The Company intends to continue to fully cooperate with the SEC in connection with its requests for documents and information.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, officers and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, with respect to the fiscal year ended December 31, 2008, the officers, directors and beneficial owners of more than 10% of our common stock have filed their initial statements of ownership on Form 3 on a timely basis, and the officers, directors and beneficial owners of more than 10% of our common stock have also filed the required Forms 4 or 5 on a timely basis.

MANAGEMENT

Business Experience of Current Executive Officers Who Are Not Directors

Set forth below are brief biographies of each of the executive officers of the Company (excluding executive officers who are also directors) as of the date of this Proxy Statement. Such biographies include a description of all positions with the Company presently held by each such person, and the positions held by, and principal areas of responsibility of, each such person during the last five years.

M. Clay Chambers has served as our Chief Operating Officer since February 2008.  Mr. Chambers has over 35 years experience in the refining and petrochemical industry, having begun his career with UOP, Inc. and having held senior management positions with Coastal Corporation, El Paso Corporation and Texas City Refining. At Coastal (NYSE-listed, Fortune 40 Company, now El Paso Corporation) he served as Vice President of Refining, Senior Vice President of International Project Development and Senior Vice President of Petroleum Coordination. Mr. Chambers had overall management responsibility for refineries located in Corpus Christi, Texas; Eagle Point, New Jersey; Mobile, Alabama; Wichita, Kansas and Aruba, with a total crude capacity of 538,000 barrels/day. He has extensive expertise regarding the full range of refinery and petrochemical processing units and has also held senior management positions in the product, crude supply and petroleum marketing areas.  Mr. Chambers holds a professional degree in Chemical & Petroleum Refining Engineering from Colorado School of Mines and an MBA from the University of Houston.  Mr. Chambers is 62 years old.

Stanley W. Farmer has served as our Vice President and Chief Financial Officer since June 2007. Mr. Farmer was also appointed the Company’s Treasurer and Corporate Secretary in March 2009. From June 2005 to June 2007, Mr. Farmer was an audit partner at Malone & Bailey, PC, a full service certified public accounting firm specializing in providing audit services to small public companies.  From November 2004 to April 2005, Mr. Farmer was the Chief Financial Officer at Texas Energy Ventures, L.L.C., a wholesale and retail energy holding company.  From May 2003 to November 2004, Mr. Farmer was an Assistant Controller at Reliant Energy Wholesale Group, a subsidiary of Reliant Energy, Inc., a provider of electricity and energy-related products to retail and wholesale customers.  From April 2000 to May 2003, Mr. Farmer was a Senior Director at Enron Corp. in its accounting transaction support group.  Mr. Farmer earned a B.B.A in Accounting from Texas A&M University (College Station, Texas), is a certified public accountant (Texas) and is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.  Mr. Farmer is 41 years old.

Dr. Florian J. Schattenmann currently serves as our Vice President and Chief Technology Officer and has been with the Company since August of 2008. Previously he was the Global Technology Manager for Elastomers division at Momentive Performance Materials (formerly General Electric Advanced Materials). Prior to that, Dr. Schattenmann was Technology Director for GE-Bayer Silicones based in Leverkusen, Germany. Dr. Schattenmann joined the GE Advanced Materials business from the GE Global Research Center, where he successively led several laboratories focused on the development of advanced technologies ranging from electronic materials to selective catalysis to nano-structured materials. Dr. Schattenmann is a certified Master Black Belt from GE in Six Sigma process methodology, holds seven patents and is the (co-)author of numerous peer-reviewed publications. He has a Ph.D. in Inorganic Chemistry from M.I.T.  Dr. Schattenmann is 43 years old.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis explains the Company’s compensation program as it applies to the named executive officers who served in 2008. This discussion and analysis should be read in conjunction with the Summary Compensation Table, its accompanying footnotes and the additional tabular and narrative disclosures that follow the Summary Compensation Table.

What are the objectives of SulphCo’s compensation program?

The Compensation Committee has designed our compensation program for named executive officers in order to meet the following objectives:

•	be competitive with other companies with whom we compete for talent;

•	provide a strong incentive to our named executive officers to achieve their potential and our business goals;

•	make prudent use of our resources; and

•	align the interests of our named executive officers with the interests of our stockholders.

What are the elements of SulphCo’s compensation program and what is SulphCo’s purpose in paying each such element of compensation?

Our compensation program consists of base salary, annual cash incentive awards and long-term incentive awards (e.g., equity based awards). Perquisites are not a material element of our compensation program.  We believe the combination of elements that comprise our compensation program provides a competitive and reasonable pay package that attracts the talent that we need, motivates that talent to achieve our goals, reinforces expectations of leadership and aligns our executives’ interests with our stockholders’ interests.

Base Salary. Base salary is paid in cash commensurate with the responsibilities of each individual’s position.  We believe our base salaries attract and retain executives with the qualifications we need for leading and growing our business. The Compensation Committee annually reviews base salaries and approves adjustments based on the following factors:

•	sustained job performance; and

•	relevant individual knowledge and skill

Annual Cash Incentive Awards.  Annual cash incentive awards include discretionary cash bonuses.  The purpose of our annual cash incentive awards is to encourage superior performance from our executives that is consistent with the achievement of our goals. The Compensation Committee considers the individual’s experience and performance and approves awards based on the following factors:

•	annual job performance; and

•	relevant individual knowledge and skill

Long-Term Incentive Awards. Long-term incentive awards include equity based awards.  Equity based awards are granted pursuant to the SulphCo, Inc. 2006 Stock Option Plan (the “2006 Plan”) and the 2008 LTIP.  Our long-term incentive awards are designed to retain executives who demonstrate the qualifications we need and to provide continued motivation and incentive to achieve our goals. We believe that awarding equity incentive compensation aligns our executives’ interests with those of our stockholders.

In addition to these compensation elements, we also offer the named executive officers the opportunity to participate in the Company’s benefit plans that are generally available to all Company employees, including, but not limited to, 401(k) plan and a medical insurance plan.

How does SulphCo determine the amount for each element of compensation paid?

As a development stage company with a limited number of employees and limited resources, compensation of named executive officers is determined on a case-by-case basis, depending on a variety of factors, including individual performance, current and potential impact on corporate performance, reputation, skills and experience. We do not utilize a definite formula to determine the amount of each element of compensation paid.

How does each compensation element, and SulphCo’s decision regarding that element, fit into SulphCo’s overall compensation objectives and affect decisions regarding other elements?

Base salaries, annual cash incentives and long-term incentives are determined on a case-by-case basis and are important elements of the total compensation package designed to attract and retain the talent we need in order to achieve our business goals, which include successful development and commercialization of our products and services. In addition, the equity element of long-term incentive awards furthers our goal of aligning the interests of our executive officers with the interests of our stockholders.

Awards of long-term incentive awards such as stock options can promote retention if their value increases, and they create stockholder alignment because their value increases as our stock price increases.

What is the basis for selecting particular events as triggering payment in connection with termination or change-in-control?

We provide for payments and benefits if a named executive officer is terminated without cause or resigns for good reason in connection with a change-in-control as described below under “Potential Payments upon Termination or Change-in-Control.” In addition, under our executive employment agreements, we provide for payments and other benefits if a named executive officer’s employment is involuntarily terminated as a result of something other than death, disability, cause or a change-in-control. See “Potential Payments upon Termination or Change-in-Control.”  These payment provisions, including the respective amounts, were determined on a case-by-case basis and were necessary to attract the named executive officers to accept the types of risks attendant with joining the Company in its current developmental stage.

Does the accounting and tax treatment of a particular form of compensation impact the form and design of awards?

The Compensation Committee considers tax and accounting treatment of various compensation alternatives, including the potential tax deductibility of proposed compensation arrangements. However, these are not typically driving factors. The Compensation Committee may determine to approve non-deductible compensation arrangements if it believes that such arrangements are in the best interests of the Company and its stockholders. As part of its analysis, the Compensation Committee may take into account a variety of factors, including our ability to utilize the deduction based on projected taxable income.  During 2008, no compensation decisions were impacted by tax and/or accounting treatment.

What are SulphCo’s equity or other security ownership requirements or guidelines? Does SulphCo have any policies regarding hedging the economic risk of such ownership?

At the present time, the Board has not adopted stock ownership guidelines for our directors and executive officers. However, the Board may elect to do so in the future.

Because short-range speculation in our securities based on fluctuations in the market may cause conflicts of interests with our stockholders, our Insider Trading Policy prohibits trading in options, warrants, puts and calls related to our securities and it also prohibits selling our securities short or holding our securities in margin accounts.

What is the role of SulphCo’s executive officers in the compensation process?

Our Chief Executive Officer has access to the internal compensation information. Using that information, our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of our other named executive officers. Taking these recommendations into account, the Compensation Committee independently reviews the data and makes its own determinations, subject to the approval of the Board.

Does SulphCo have any program, plan or practice to time option grants to its executives in coordination with the release of material non-public information?

We do not have any program, plan or practice to time grants of stock options to our executives in coordination with the release of material non-public information and we do not set grant dates of stock options to new executives in coordination with the release of such information.  Our executive officers do not have any role in establishing the timing of grants of stock options.  We have not timed, and do not intend to time, our release of material non-public information for the purpose of affecting the value of executive compensation.

Summary Compensation Table

The following table sets forth the annual compensation earned during 2008, 2007 and 2006 (as applicable) by our principal executive officer, our principal financial officer and each of our three most highly compensated other executive officers of the Company for 2008.  These persons are referred to collectively as the “named executive officers.”

					All
				Option	Other
Name and		Salary	Bonus(6)	Awards(7)	Compensation(8)	Total
Principal Position	Year	( $ )	( $ )	( $ )	( $ )	( $ )
Dr. Larry D. Ryan (1)	2008	300,000	75,000	1,053,707	6,900	1,435,607
Chief Executive Officer	2007	287,500	155,000	735,788	89,339	1,267,627

Stanley W. Farmer (2)	2008	250,000	56,250	384,628	6,900	697,778
Vice President and	2007	140,625	90,000	282,272	6,750	519,647
Chief Financial Officer

M. Clay Chambers (3)	2008	226,442	80,000	226,044	25,668	558,154
Chief Operating Officer

Dr. Florian J. Schattenmann (4)	2008	93,750	85,000	110,281	14,076	303,107
Vice President and Chief Technical Officer

Brian J. Savino (5)	2008	63,433	-	145,093	237,207	445,773
President	2007	243,182	237,900	240,448	6,750	728,280

(1)	Dr. Ryan has been the Company’s Chief Executive Officer since January 12, 2007.
(2)	Mr. Farmer has been the Company’s Vice President and Chief Financial Officer since June 11, 2007.
(3)	Mr. Chambers has been the Company’s Chief Operating Officer since February 6, 2008.
(4)	Dr. Schattenmann has been the Company’s Vice President and Chief Technical Officer since August 4, 2008.
(5)	Mr. Savino was appointed as the Company’s President on March 9, 2007, and served in that capacity until his resignation on March 8, 2008.
(6)
The 2008 bonus amounts for Mr. Chambers and Dr. Schattenmann include signing bonuses of $50,000 and $60,000, respectively. The 2007 bonus amounts from Dr. Ryan, Mr. Farmer and Mr. Savino include signing bonuses of $105,000, $75,000 and $150,000, respectively. The 2007 bonus amount shown for Mr. Savino also includes quarterly bonuses of $87,900.  All other bonus amounts shown for each named executive officer were discretionary cash bonuses to award exceptional individual performance, as discussed in CD&A.

(7)
The value of option awards was calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) and represents compensation expense recognized for financial statement reporting purposes related to option awards made during each respective period, disregarding any estimate of forfeitures relating to service-based vesting provisions included in such accounting expense.  The methodology used to determine the stock award compensation costs is further discussed in the 2008 Annual Report on Form 10-K filed by the Company on March 6, 2009, under the headings Stock Plans and Share-Based Compensation (Note 13).

(8)
The 2007 amount for Dr. Ryan includes $82,589 for relocation expenses and related taxes.  The amount for Mr. Chambers includes $18,768 for consulting fees prior to his employment with the Company.  The amount for Dr. Schattenmann includes $9,188 for relocation expenses and related taxes. The amount for Mr. Savino includes $230,307 related a Severance Agreement which is more fully described under “—Potential Payments upon Termination or Change-in-Control—Severance Payments.”  All other amounts shown relate to matching contributions to the SulphCo 401(k) Profit Sharing Plan.

Grants of Plan Based Awards in 2008

The following table sets forth certain information regarding 2008 grants pursuant to the 2006 Plan and 2008 LTIP to the named executive officers listed in the previous table.

Name	Grant Date	Estimated Future Payments Under Equity Incentive Plan Awards: -Target (#)	All Other Option Awards: # of Securities Underlying Options	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Larry D. Ryan(1)	6/18/08	500,000	-	$3.28	$1,484,407

Stanley W. Farmer(2)	6/18/08		25,000	$3.28	$71,655

M. Clay Chambers(3)	2/6/08		150,000	$3.09	$425,778

Florian J. Schattenmann(4)	8/4/08		125,000	$2.80	$317,727
	12/3/08		50,000	$1.29	$56,757

Brian J. Savino(5)	3/7/07		66,666	$2.66	$145,093

(1)
The option grant for 500,000 shares awarded to Dr. Ryan is a performance-based stock option with a term of ten years from the grant date.  The option will vest in full on or before December 18, 2009 if the Company receives a firm customer order(s) for either: (a) installation of 1,000,000 barrels a day of Sonocracking equipment with an average gross margin of $1 per barrel of throughput, or b) $350 million in annual aggregate annual revenue. If  the commercial milestones above are not achieved by December 18, 2009, the entire award will be forfeited.

(2)
The option grant awarded to Mr. Farmer was a discretionary grant awarded by the Board in recognition of his individual efforts through that date.  Of this grant, 50% of the shares subject to the option vested on the date of grant and the remaining 50% vest one year from the grant date.

(3)
Mr. Chambers’ option grant was granted pursuant to the terms of the employment agreement entered into between Mr. Chambers and the Company in connection with his appointment as the Company’s Chief Operating Officer.  This option vests over a three-year period, with one-third of the shares subject to the option vesting on each of the first three anniversaries following the date of grant.

(4)
Dr. Schattenmann’s August 4, 2008 option grant was granted pursuant to the terms of the employment agreement entered into between Dr. Schattenmann and the Company in connection with his appointment as the Company’s Vice President and Chief Technology Officer.  This option vests over a three-year period, with one-third of the shares subject to the option vesting on each of the first three anniversaries following the date of grant.  Dr. Schattenmann’s December 3, 2008 option grant was a discretionary grant awarded by the Board in recognition of his individual efforts through that date.  Of this grant, 50% of the shares subject to the option vested on the date of grant and the remaining 50% vest one year from the grant date.

(5)
Mr. Savino resigned as the Company’s President on March 8, 2008.  At the time of his resignation, the option originally granted to Mr. Savino on March 7, 2007 for 200,000 shares had not yet vested and would have expired in its entirety, except that in connection with the Severance Agreement and General Release entered into by and between the Company and Mr. Savino, the Company agreed to, among other things, vest Mr. Savino in 66,666 shares underlying this option.  In addition, the Company agreed that the vested portion of the option would remain exercisable until March 8, 2011.  The grant date fair value of $145,093 is as of March 8, 2008, the date of the vesting of Mr. Savino’s option.

Other than the option grants included in the table above, there were no other plan based awards made by the Company during 2008.

Outstanding Equity Awards at December 31, 2008

The following table sets forth information on options that were outstanding as of December 31, 2008 for our named executive officers.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date
Larry D. Ryan(1)	1/12/07	50,000	100,000	$3.54	1/12/17
	4/4/07	16,666	33,334	$3.86	4/4/17
	12/21/07	150,000	-	$4.96	12/21/17
	6/18/08		500,000	$3.28	6/18/18

Stanley W. Farmer(2)	6/11/07	50,000	100,000	$3.66	6/11/17
	12/21/07	50,000	-	$4.96	12/21/17
	6/18/08	25,000	-	$3.28	6/18/18

M. Clay Chambers(3)	2/6/08	-	150,000	$3.09	2/6/18

Florian J. Schattenmann(4)	8/4/08	-	150,000	$2.80	8/4/18
	12/3/08	25,000	25,000	$5.93	12/3/18

Brian J. Savino(5)	3/7/07	66,666		$2.66	3/8/11

(1)
Dr. Ryan’s January 12, 2007 option grant vests over a three-year period, with one-third of the shares subject to the option vesting on each of the first three anniversaries following the date of grant.  The April 4, 2007 option vests over a three-year period, with one-third of the shares subject to the option vesting on each of the first three anniversaries coinciding with the vesting schedule of the January 12, 2007 option grant.  The December 21, 2007 option grant vested over a one-year period with 50% of the shares subject to the option vesting on the date of grant and the remaining 50% vesting on the first anniversary following the date of grant. The June 18, 2008 option grant is a performance-based stock option that vests in full within 18 months subject to achievement of certain commercial milestones.  If the commercial milestones are not achieved by December 18, 2009, the entire award will be forfeited.

(2)
Mr. Farmer’s June 11, 2007 option grant vests over a three-year period, with one-third of the shares subject to the option vesting on each of the first three anniversaries following the date of grant.  The December 21, 2007 option grant vested over a one-year period with 50% of the shares subject to the option vesting on the date of grant and the remaining 50% vesting on the first anniversary following the date of grant.  The June 18, 2008 option grant vests over a one year period with 50% of the shares subject to the option vesting on the date of grant and the remaining 50% vesting on the first anniversary following the date of grant.

(3)	Mr. Chambers’ option grants vest over a three-year period, with one-third of the shares subject to the option vesting on each of the first three anniversaries following the date of grant.
(4)
Dr. Schattenmann’s August 4, 2008 option grant vests over a three-year period, with one-third of the shares subject to the option vesting on each of the first three anniversaries following the date of grant. The December 3, 2008 option grant vested over a one-year period with 50% of the shares subject to the option vesting on the date of grant and the remaining 50% vesting one-year following the date of grant.

(5)
Mr. Savino resigned as the Company’s President on March 8, 2008.  At the time of his resignation, the option granted to Mr. Savino on March 7, 2007 for 200,000 shares had not yet vested and would have expired in its entirety, except that in connection with the Severance Agreement and General Release entered into by and between the Company and Mr. Savino, the Company agreed to, among other things, vest Mr. Savino in 66,666 shares underlying this option.  In addition, the Company agreed that the vested portion of the option would remain exercisable until March 8, 2011.

Other than the option grants included in the table above, there are no other outstanding equity awards at December 31, 2008.

Option Exercises and Stock Vested in 2008

None of our named executive officers exercised stock options or vested in any restricted shares during 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Severance Payments

Our employment agreements with Messrs. Ryan, Farmer, Chambers and Schattenmann provide for severance payments in connection with terminations by the Company without “cause” or by the executives for “good reason,” as such terms are described below.  If any of these executives are terminated by the Company without “cause” or by the executives for “good reason,” then subject to the executive’s execution and delivery of a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that the executive may have against the Company, and any subsidiary or related entity, their officers, directors, employees and agents, the Company will pay to the executive a lump-sum severance payment equal to one year of his then current base salary; and upon proper election of health care continuation coverage (under a federal law known as COBRA) the Company will pay the group medical and dental COBRA premiums for the executive and his eligible dependents until the date the executive first becomes eligible for coverage under a subsequent employer’s applicable group health plan(s), the date such coverage terminates under applicable law, or depending on the executive, twelve (12) months or eighteen months (18) after the termination date of his employment, whichever is the earliest date to occur.

For purposes of the executive employment agreements, “cause” means: (i) the executive’s conviction of, or plea of nolo contendere to, a felony, or a crime involving dishonesty, disloyalty or moral turpitude; (ii) the executive’s willful disloyalty or deliberate dishonesty; (iii) the commission by executive of an act of fraud or embezzlement against the Company; (iv) the executive’s failure to use his good faith efforts to perform in all material respects such duties as are contemplated by his agreement, or to follow any lawful direction of his superior, the Board or any committee thereof; (v) the executive’s gross negligence in the performance of his duties hereunder; or (vi) a material breach by the executive of any provision of his employment agreement or of any Company policy, which breach is not cured within thirty (30) days after delivery to the executive by the Company of written notice of such breach, provided that, if such breach is not capable of being cured within such 30-day period, the executive will have a reasonable additional period to cure such breach.  Any determination of “cause” shall be made in good faith by a majority vote of the Board.

For purposes of the executive employment agreements, “good reason” means, without the executive’s consent: (i) a failure by the Company to comply with any material provision of the employment agreement which is not cured within thirty (30) days after the executive has given written notice of such noncompliance to the Company, provided that, if such failure is not capable of being cured within such 30-day period, the Company will have a reasonable additional period to cure such failure; (ii) a material adverse change by the Company in the executive’s responsibilities, duties or authority with the Company; or (iii) at the executive’s election, a “change in control” of the Company if, following such change in control, the executive no longer holds the same position within the Company (or the surviving or successor company, as applicable), provided that the executive’s election under this subsection (iii) may only be exercised within the thirty (30) day period following the first six (6) month anniversary following the change in control.

For purposes of the executive employment agreements, “change in control” means: (i) the acquisition by any person, entity or affiliated group becoming the beneficial owner of more than 50% of the outstanding equity securities of the Company or otherwise becoming entitled to vote more than 50% of the voting power of the Company; (ii) a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders immediately after such transaction or series of related transactions of at least 50% of the voting power of the entity surviving such transaction or series of related transactions; or (iii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

Note that Mr. Savino also had an employment agreement that contained the same terms as set forth above for Messrs.  Ryan, Farmer, Chambers and Schattenmann but, as more fully discussed below, on March 8, 2008, Mr. Savino entered into a severance arrangement with the Company on different terms.

The following table summarizes severance payments and benefits that would have been provided to Messrs. Ryan, Farmer, Chambers and Schattenmann pursuant to a termination of employment as a result of a termination by the Company without “cause” or by the executive for “good reason” as of December 31, 2008:

Name	Lump Sum Cash Payment(1)	Medical and Dental Coverage(2)	Total
Dr. Larry D. Ryan	$300,000	$14,400	$314,400
Stanley W. Farmer	$250,000	$14,400	$264,400
M. Clay Chambers	$250,000	$21,600	$271,600
Dr. Florian J. Schattenmann	$225,000	$21,600	$246,600
Brian J. Savino(3)	-	-	-

(1)
In addition to the lump sum cash payment disclosed above, each of the executives would also be entitled to any earned (or awarded), but yet unpaid, salary, (and/or bonus) payments, and business expense reimbursements in accordance with Company policy.

(2)
The value of medical and dental coverage was estimated assuming a cost of $1,200 a month for a period of twelve or eighteen months, the longest period of time that these costs would have to be borne by the Company.

(3)	See narrative description below with respect to Mr. Savino’s actual resignation.

Note that the Company does not have any “change-in-control” agreements or policies, other than a “change-in-control” being one possible triggering event for a “good reason” termination by the executive, as described above.

As described elsewhere in this proxy, Mr. Savino resigned as President of the Company on March 8, 2008.  Instead of receiving the payments provided under his employment agreement, as described above, he entered into a Severance Agreement and General Release with the Company under which, in exchange for a full general release of all claims, known or unknown, that Mr. Savino may have had against the Company, and any subsidiary or related entity, their officers, directors, employees and agents, and his agreement and acknowledgement of his non-compete, non-solicit, confidentiality and non-disparagement covenants, he received (i) $150,000, paid over the two-month period following his resignation, (ii) a lump sum payment of $25,500, paid within 30 days of his resignation, (iii) accelerated vesting on 66,666 shares underlying his option (which otherwise would have expired in its entirety upon his termination), plus an extended exercise period for such vested shares until March 8, 2011, and (iv) upon his proper election of health care continuation coverage (under a federal law known as COBRA), the Company paid group medical and dental COBRA premiums (for him and his eligible dependents) until the one-year anniversary of the termination of  Mr. Savino’s employment.

DIRECTOR COMPENSATION

For the year ended December 31, 2008, each non-employee director was entitled to receive an annual cash retainer of $125,000 as well as an annual grant of options to purchase 50,000 shares of the Company’s common stock that vest immediately and have a ten (10) year term, effective on the second day after the date of public disclosure of the Company’s 2007 financial results.  The Chairman of the Board was to receive an additional $50,000 and chairmen of standing committees were to receive an additional $25,000.  Beginning in 2009, each non-employee director will receive an annual cash retainer of $100,000 payable in equal monthly installments as well as an annual grant of options to purchase 25,000 shares of the Company’s common stock that vest immediately and have a ten (10) year term, effective on the second day after the date of public disclosure of the Company’s financial results for the preceding year.  In addition, the non-employee Chairman of the Board will receive an additional $50,000 annual cash retainer payable in monthly installments and the non-employee chairmen of standing committees of the Board will each receive an additional $25,000 annual cash retainer payable in monthly installments.

In order to conserve working capital during 2008, the Board resolved to accept options to acquire shares of the Company’s common stock in lieu of annual cash retainer amounts.  The Board determined that conserving cash was in the best interests of the Company’s stockholders at that time.  A summary of the options granted to the Board are as follows:  Mr. van Maasdijk – option to purchase 90,674 shares in lieu of an annual cash retainer of $175,000; Mr. Schafran – option to purchase 77,720 shares in lieu of an annual cash retainer of $150,000; Dr. Farnleitner – option to purchase 64,767 shares in lieu of an annual cash retainer of $125,000; Mr. Heffner – option to purchase 77,720 shares in lieu of an annual cash retainer of $150,000; Mr. Urquhart – option to purchase 64,767 shares in lieu of an annual cash retainer of $125,000; and Mr. Zeidman – option to purchase 95,786 shares in lieu of an annual cash retainer of $125,000.

Directors Compensation Table for 2008

The following table sets forth compensation paid to the Company's non-employee directors in 2008.

Name	Stock Awards ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
Robert H.C. van Maasdijk(2)	-	469,042	-	469,042
Michael T. Heffner(2)	-	425,850	-	425,850
Edward E. Urquhart(2)	-	382,661	-	382,661
Lawrence G. Schafran(2)	-	425,850	-	425,850
Dr. Hannes Farnleitner(2)	-	382,661	-	382,661
Edward G. Rosenblum(2)	-	425,850	-	425,850
Fred S. Zeidman(2)	-	324,450		324,450
(1)
The value of option awards is calculated in accordance with SFAS 123R and represents compensation expense recognized in 2008 for financial statement reporting purposes related to option awards made during 2008, disregarding any estimate of forfeitures relating to service-based vesting provisions included in such accounting expense. The grant date fair value of all options awarded in 2008 is equal to the compensation expense recognized because all option awards made during 2008 vested immediately.  The methodology used to determine the stock award compensation costs is further discussed in the 2008 Annual Report on Form 10-K filed by the Company on March 6, 2009, under the headings Stock Plans and Share-Based Compensation (Note 13).

(2)	Disclosure of the aggregate number of option or option-like awards for each non-employee director is provided above under the heading “-Security Ownership of Directors and Executive Officers-.”

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During the last fiscal year, Fred S. Zeidman, Edward G. Rosenblum, Lawrence G. Schafran and Dr. Hannes Farnleitner served as members of the Compensation Committee.  None of the committee members were officers or employees of the Company during the fiscal year, were formerly officers of the Company, nor were a related party as defined under Item 404 of Regulation S-K.  None of the Company’s executive officers served on the board of directors or compensation committee of any other entity whose executive officers served either the Company’s Board or Compensation Committee.

COMPENSATION PLANS

Table of Securities Authorized for Issuance under Equity Compensation Plans at the End of 2008

The following table presents information regarding our securities which are authorized for issuance under all of our equity compensation plans as of December 31, 2008.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected at Left)

Equity Compensation Plans Approved by Security Holders	3,694,844	$3.80	555,156

Equity Compensation Plans Not Approved by Security Holders	100,000	$4.25		(1)

(1)	Future grants are within the discretion of our Board of Directors and, therefore, cannot be determined at this time.

Under compensation plans approved by our security holders, 1,852,190 securities relate to outstanding options granted pursuant to the SulphCo, Inc. 2006 Stock Option Plan approved by the Company’s stockholders in 2006 and 1,842,654 securities are outstanding options granted pursuant the SulphCo, Inc. 2008 Omnibus Long-Term Incentive Plan approved by the Company’s stockholders in 2008.

Under compensation plans not approved by our security holders, 50,000 securities relate to warrants granted in connection with the License Agreement between the Company and ISM dated as of November 9, 2007, wherein the Company agreed to issue warrants to purchase 45,000 shares of common stock to ISM and warrants to purchase 5,000 shares of common stock to JM Resources LLC, at an exercise price of $6.025 per share.  The warrants vest immediately and have a three-year term.

Under compensation plans not approved by our security holders, 50,000 securities relate to warrants granted in connection with the Development and Manufacturing Agreement between the Company and MWH dated as of June 28, 2008, wherein the Company agreed to issue warrants to purchase 50,000 shares of common stock share to MWH, at an exercise price of $2.49 per share.  One half of these warrants vest six-months from the grant date and the remaining half of the warrants vest one-year from the grant date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the Company’s Code of Ethics, the Board of Directors does not have a specific written policy regarding the review of related party transactions.  The Board of Directors does, however, follow certain procedures relating to the approval of transactions involving related parties.  The Company’s related party transactions review process includes key activities required to identify related parties, determine that related party transactions are conducted on an arm’s length basis, and disclose related party transactions in the Company’s SEC filings. Related party transactions and terms of those transactions are identified, reviewed, and disclosed in accordance with Item 404 of Regulation S-K under the Securities Act of 1933, as amended. A “Related Party” is an executive officer, a member of the board of directors, a nominee for director, a stockholder owning more than 5% of the Company’s common stock, or a member of the immediate family of any such persons.

The Secretary of the Company becomes aware of reportable or material related party transactions during the course of the year through notification by the relevant Related Party or applicable employee of the Company. The Secretary is responsible for ensuring that the Board reviews the relevant proposed transaction (with the exception of ordinary course transactions), and approves (a majority vote of disinterested directors is required) such transaction if the Board determines that the proposed transaction terms are fair to the Company and have been negotiated at arm’s length. Such determination will be made based upon a review of the facts and circumstances surrounding the transaction, and upon guidance by any advisors as determined by the Board.

Prior to approving any related party transaction, the disinterested members of the Board reviewing such transaction must (i) be satisfied that they received all material facts relating to the transaction, (ii) have considered all relevant facts and circumstances available to them and (iii) have determined that the transaction is in (or not inconsistent with) the best interests of the Company’s stockholders.

The following is a description of related party transactions involving more than $120,000 in 2008, between us and our directors, nominees, executive officers, stockholders owning more than 5% of the Company’s common stock or members of their immediate family.

During the year ended December 31, 2008, the Company made payments totaling approximately $1.1 million to Maerkisches Werk Halver, GmbH (“MWH”) in connection with ongoing probe development activities.  Edward E. Urquhart, a member of the Company’s Board of Directors since August 2006, has been the Chief Executive Officer of MWH since July 2003.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's 2009 Proxy Statement. This report is provided by the following directors, who comprise the Compensation Committee:

Fred  S. Zeidman (Chair)
Edward G. Rosenblum
Lawrence G. Schafran
Dr. Hannes Farnleitner

AUDIT COMMITTEE REPORT

           The Audit Committee has reviewed and discussed the audited financial statements with our management. The Audit Committee has discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the independent auditors' independence. Additionally, the Audit Committee has reviewed fees charged by the independent auditors and has monitored whether the non-audit services provided by its independent auditors are compatible with maintaining the independence of such auditors. Based upon its reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC and the Board approved that recommendation.  This report is provided by the following directors, who comprise the Audit Committee:

Lawrence G. Schafran (Chair)
Robert H. C. van Maasdijk
Michael T. Heffner

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

On June 18, 2008, the Board of Directors ratified the recommendation of the Audit Committee that the independent registered public accounting firm, Hein & Associates LLP, be appointed as the independent auditor of the Company for the fiscal year ending December 31, 2008 and thereafter, effective immediately. Representatives from Hein & Associates LLP are not expected to be present at the 2009 annual meeting of stockholders and, accordingly, will not be available to answer questions at the meeting.

On July 9, 2007, the Company dismissed Marc Lumer & Company (“Lumer”) as its independent auditors and engaged Hein & Associates LLP (“Hein”) as its successor independent audit firm. The Company’s dismissal of Lumer and engagement of Hein was approved by the Audit Committee on July 9, 2007.  Further information about the change in the Company’s independent registered public accountant can be found in the Company’s 2008 annual report on Form 10-K, filed on March 6, 2009, which is incorporated by reference herein.

Lumer’s reports on the Company’s financial statements as of December 31, 2006 and 2005 and for the years then ended did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that Lumer’s audit report dated April 2, 2007, included an explanatory paragraph indicating that there was substantial doubt regarding the Company’s ability to continue as a going concern. Lumer’s audit report on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. However, Lumer’s audit report dated April 2, 2007, did include an explanatory paragraph indicating the following material weaknesses resulting from deficiencies in the design or operation of the respective controls:

•
The Company lacked the technical expertise and processes to ensure compliance with Statement of Financial Accounting Standards No. 2, “Accounting for Research and Development Costs.” This material weakness resulted in a restatement of prior quarterly financial statements and, if not remediated, could result in a material misstatement in the future.

•
The Company did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience, and training in the application of generally accepted accounting principles commensurate with the Company’s complex financial accounting and reporting requirements. This material weakness contributed to the restatement of prior financial statements.

In Lumer’s opinion, because of the effect of these material weaknesses on the achievement of the objectives of the control criteria, Lumer concluded that the Company had not maintained effective internal control over financial reporting as of December 31, 2006, based on the criteria established in “Internal Control  – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

In connection with the audits of the Company’s financial statements for each of the fiscal years ended December 31, 2006 and 2005 and through July 9, 2007, there were no disagreements between the Company and Lumer on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Lumer’s satisfaction, would have caused Lumer to make reference to the matter in its reports on the financial statements for such years.

During the two most recent fiscal years, except as set forth in the preceding paragraphs, there have been no “reportable events” as defined in Regulation S-K, Item 304(a)(1)(v).

In deciding to select Hein, the Audit Committee reviewed auditor independence issues and existing commercial relationships with Hein and concluded that Hein had no commercial relationship with the Company that would impair its independence. During the two fiscal years ended December 31, 2006 and 2005 and through July 9, 2007, the Company did not consult with Hein regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The following tables include aggregate fees billed by Hein & Associates LLP and Marc Lumer & Company for each of our fiscal years ended December 31, 2008 and 2007.

Hein & Associates LLP Fees

	2008	2007

Audit Fees	$156,000	$195,000

Audit-related Fees	-	-

Tax Fees	10,000	12,300

All Other Fees	-	-

Total Fees	$166,000	$207,300

Marc Lumer & Company Fees

	2008	2007

Audit Fees	$3,013	$49,444

Audit-related Fees	-	-

Tax Fees	-	-

All Other Fees	-	-

Total Fees	$3,013	$49,444

Fees for audit services include fees associated with the annual audit and reviews of our quarterly reports, as well as services performed in conjunction with our filings of Registration Statements on Form S-3 and Form S-8. The Audit Committee has reviewed the above fees for non-audit services and believes such fees are compatible with the independent registered public accountants’ independence.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Accountant

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax fees, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to certain committee members when expedition of services is necessary. The independent accountants and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent accountants in accordance with this pre-approval delegation, and the fees for the services performed to date. None of the fees paid to the independent accountants during fiscal 2008 and 2007, under the categories Audit-Related and All Other fees described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

PERFORMANCE MEASUREMENT COMPARISON OF STOCKHOLDER RETURNS

The following graph compares on a cumulative basis the yearly percentage change, assuming dividend reinvestment, over the five fiscal years, of the total cumulative return of SulphCo common stock with (a) the total return on the Standard & Poors SmallCap 600 index, a broad equity market index, and (b) the total return on the Dow Jones US Oil & Gas Index, an industry group index. We included the Standard & Poor’s SmallCap 600 Index in our Performance Graph as a basis for comparison because this index includes companies that typically have a market capitalization between $300 million and $2 billion. The comparisons in the graph are required by the SEC and are not intended to forecast or be indicative of possible future performance of SulphCo, Inc. common stock.

COMPARISON OF CUMULATIVE TOTAL RETURN (*)

	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,

Index	2002	2003	2004	2005	2006	2007	2008

SulphCo, Inc.	100.00	129.17	1,139.58	2,354.17	983.33	1,087.50	195.83

Dow Jones US Oil & Gas Index	100.00	122.86	159.64	210.74	254.98	339.15	214.48

Standard & Poor's SmallCap 600	100.00	129.27	163.82	180.59	179.98	172.17	117.63

(*) $100 invested on December 31, 2002, in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

FAMILY RELATIONSHIPS

There are currently no family relationships between the directors, executive officers or any other person who may be selected as a director or executive officer of SulphCo.

CODE OF ETHICS

The Company has adopted the SulphCo Code of Ethics that applies to its principal executive officer and principal financial officer. The Code of Ethics was included as an exhibit to a Form 8-K (SEC File No. 1-32636) filed with the SEC on June 13, 2008. We intend to disclose on our website any substantive amendment to our code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, other executive officers and Directors within five business days of such amendment. In addition, we intend to disclose the nature of any material waiver, including an implicit waiver, from a provision of our code of ethics that is granted to any executive officer or director, the name of such person who is granted the waiver and the date of the waiver as required by applicable laws, rules and regulations.

STOCKHOLDER PROPOSALS

Proposals that stockholders wish to be included in next year’s proxy statement for the annual meeting of stockholders to be held in 2010 in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Office of the Secretary at our principal offices at 4333 W. Sam Houston Pkwy N., Suite 190, Houston, TX 77043 no later than December 29, 2009.

ANNUAL REPORT

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which has been filed with the SEC pursuant to the 1934 Act, being furnished to you along with this Proxy Statement is available at http://_______________. Additional copies of this Proxy Statement and/or the Annual Report, as well as copies of any Quarterly Report on Form 10-Q may be obtained without charge upon written request to the Secretary, SulphCo, Inc., 4333 W. Sam Houston Pkwy N., Suite 190, Houston, TX 77043, or on the SEC’s internet website at www.sec.gov.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that the Company sent to certain stockholders, the Company is sending only one copy of its annual report and proxy statement to stockholders who share the same last name and address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of the Company’s annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Company’s Secretary by mail at 4333 W. Sam Houston Pkwy N., Suite 190, Houston, TX 77043 or by telephone at (713) 896-9100. The Company will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact the Company if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Larry D. Ryan
Name: Larry D. Ryan
Title: Chief Executive Officer

Dated: April _, 2009

SULPHCO, INC.
4333 W. Sam Houston Pkwy N., Suite 190
Houston, TX 77043

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 17, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Larry D. Ryan and Robert van Maasdijk, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of SulphCo, Inc. (the “Company”) on June 17, 2009, at 9:30 a.m. Eastern time at the offices of K&L Gates LLP at 599 Lexington Avenue, New York, NY 10022 or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

1.	ELECTION OF DIRECTORS:

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY
( except as marked to the contrary below)

Dr. Larry D. Ryan, Edward E. Urquhart and Fred S. Zeidman

( Instruction: To withhold authority to vote for any individual nominee, write the nominee’s name in the space below.)

2. APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK FROM 110,000,000 TO 150,000,000:

☐	FOR	☐	AGAINST	☐	ABSTAIN

3. APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2008 OMNIBUS LONG-TERM INCENTIVE PLAN TO INCREASE THE  NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER FROM 2,250,000 TO 7,250,000:

☐	FOR	☐	AGAINST	☐	ABSTAIN

4. RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF HEIN & ASSOCIATES LLP AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTANTS FOR FISCAL YEAR 2009:

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE.   IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES AND THE PROPOSALS LISTED ABOVE.

DATED: _________________, 2009

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Signature

Signature if held jointly

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.

SULPHCO, INC.
4333 W. Sam Houston Pkwy N., Suite 190
Houston, TX 77043

**Important Notice Regarding the Availability of Proxy Materials**

for the

2009 Annual Meeting of Stockholders

to Be Held on

June 17, 2009

The proxy statement and annual report on Form 10-K are available at http://__________________

Meeting Information		How to Vote

Date:	June 17, 2009
To vote, simply complete and mail the proxy card or follow the instructions included with the proxy materials to vote by telephone or Internet.  Alternatively, you may elect to vote in person at the annual meeting.  You will be given a ballot when you arrive.

Time:	9:30 AM EST
Location:	K&L Gates LLP
599 Lexington Avenue
32nd Floor
New York, NY 10022

Voting Items

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of three directors for a term of one year or until the next annual meeting of stockholders
Nominees:	Dr. Larry D. Ryan
Edward E. Urquhart
Fred S. Zeidman

2.	Amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 110,000,000 shares to 150,000,000 shares

3.	Amendment to the Company’s 2008 Omnibus Long-Term Incentive Plan to increase the number of shares available for issuance thereunder from 2,250,000 to 7,250,000

4.	Ratification of Audit Committee’s appointment of Hein & Associates LLP as the Company’s independent registered public accountants for fiscal year 2009

Exhibit A

Amendment to the Articles of Incorporation

The first paragraph of Article Four of the Restated Articles of Incorporation of SulphCo, Inc. shall be amended and restated to read as follows:

"ARTICLE FOUR.  [CAPITAL STOCK].  The corporation shall have the authority to issue an aggregate of ONE HUNDRED FIFTY MILLION (150,000,000) shares of Common Stock, Par Value $0.001 per share, and TEN MILLION (10,000,000) shares of Preferred Stock, Par Value $0.001 per share.  Each share shall have one vote on all matters to come before stockholders meetings."

Exhibit B

Amendment to the SulphCo, Inc. 2008 Omnibus Long-Term Incentive Plan

Section 4 of the SulphCo, Inc. 2008 Omnibus Long-Term Incentive Plan shall be amended and restated to read as follows:

“4.	STOCK SUBJECT TO THE PLAN
Subject to adjustment as provided in Section 15 hereof, the maximum number of shares of Stock available for issuance under the Plan shall be 7,250,000.  All such shares of Stock available for issuance under the Plan shall be available for issuance as Incentive Stock Options.  Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company.  The maximum number of shares of Common Stock that may be awarded to any one Grantee during any calendar year shall not exceed 450,000.”